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                                                                     EXHIBIT 2.6



                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 14th day of June, 1996, by and between EDWARD P. GRACE, III and SAMUEL J. ORR, JR. (together, jointly and severally, "Seller"), and WHIP POOLING CORPORATION, a Georgia corporation ("Purchaser");

     WHEREAS, Seller is the owner of a certain tract or parcel of land more particularly described in Exhibit A attached hereto and by this reference made a part hereof (the "Land") commonly known as Old Grist Mill Restaurant and Tavern, 390 Fall River Avenue, Seekonk, Bristol County, Massachusetts; and

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined); and

     WHEREAS, Bugaboo Creek Steak House, Inc. ("BCS"), an affiliate of Seller, and Whip Merger Corporation and Longhorn Steaks, Inc. ("Longhorn"), affiliates of Purchaser, are parties to that certain Agreement and Plan of Merger dated on or about the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the respective meanings provided therein);

     NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     Section 1. PURCHASE AND SALE.

     Upon the terms and conditions hereinafter set forth, Seller agrees to sell and Purchaser agrees to purchase the Land, together with:

     1.1 All buildings, improvements, landscaping and fixtures now or hereafter located on the Land and owned by Seller (hereinafter referred to collectively as the "Improvements");

     1.2 All rights, licenses, privileges and easements appurtenant to the Land, if any (herein referred to collectively as the "Rights");

     1.3 All equipment, machinery and other tangible personal property owned by Seller which is located on the Land or within the Improvements and used in connection with the operation thereof (herein referred to collectively as the "Tangible Personal Property");

     1.4 All of Seller's right, title and interest in and to any other intangible personal property owned by Seller in connection with the Land, the Improvements or the Tangible




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Personal Property, and all of Seller's rights under all permits and licenses, zoning approvals, certificates of occupancy, warranties, lien waivers, contracts, utility arrangements and other documents, leases (including, without limitation, the Lease, as hereinafter defined) and agreements relating to the development, construction, ownership, operation and occupancy thereof, to the extent the same are assignable by Seller, and subject to any consents required from third parties (herein referred to collectively as the "Intangible Personal Property").

All of Seller's right, title and interest in and to the foregoing Land, Rights, Improvements, Tangible Personal Property and Intangible Personal Property are hereinafter collectively referred to as the "Property."

     Section 2. TITLE V INSPECTION.

     Seller shall obtain an inspection of the Property's "septic system" within nine (9) months prior to the Closing or, upon Seller's determination that weather conditions preclude inspection prior to the Closing, within six (6) months following the Closing. Such inspection shall be conducted by a certified system inspector approved by the Massachusetts Department of Environmental Protection, pursuant to 310 CMR 15.301(7) and performed in accordance with the scope and criteria specified in 310 CMR 15.302. In the event that such inspection establishes that the septic system requires upgrading, alterations, improvements or reconstruction, Purchaser shall perform such and assume the obligation to comply with the provisions of Title V regarding such upgrading, alterations, improvements or reconstruction of such system. The Property's septic system is currently operating sufficiently for the current use of the Property and, to the best of Seller's knowledge, does not require upgrading, alterations, improvements or reconstruction of such system.

     Section 3. PURCHASE PRICE AND PAYMENT.

     The purchase price for the Property (the "Purchase Price") shall be One Million and No/100 Dollars ($1,000,000.00). Said Purchase Price shall be payable by Purchaser to Seller at Closing by (i) Purchaser's assumption of the Mortgage Indebtedness, plus (ii) Purchaser's transfer to Seller of shares of common stock of Longhorn Common Stock, no par value ("Longhorn Stock"). At Closing, Seller shall receive that number of shares of Longhorn Stock obtained by dividing the difference between the Purchase Price and the Mortgage Indebtedness assumed by Purchaser, by the average of the daily last sale prices of Longhorn Stock for the 20 consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the fifth trading day immediately preceding the Effective Date (the "Base Period Trading Price") and rounded to the third decimal place; provided, however, that for purposes of this calculation, the Base Period Trading Price shall be deemed to equal (i) $27.250 in the event the Base Period Trading Price is greater than $27.250 or
(ii) $24.000 in the event the Base Period Trading Price is less than $24.000, rounded up to the nearest one (1) share. The "Mortgage Indebtedness" shall mean the outstanding balance of principal and interest under the Mortgage Loan (as hereinafter defined), which Purchaser shall assume in connection with

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the Closing; provided, however, that the Mortgage Indebtedness assumed by
Purchaser shall not exceed the Purchase Price. The "Mortgage Loan" shall mean that certain first mortgage loan made by Citizens Savings Bank to Seller secured by all or any part of the Property and evidenced by that certain Secured Promissory Note dated July 21, 1994 in the original principal amount of $1,015,000.00.

       Section 4.      SELLER'S REPRESENTATIONS, WARRANTIES AND
                            AGREEMENTS.

       Seller hereby represents and warrants to, and agrees with, Purchaser as follows:


     4.1 Title to Property. Seller owns fee simple title to the Land and the Improvements on the Land, subject to the Permitted Title Exceptions.

     4.2 No Agreements. There are no written or oral promises, understandings or commitments between Seller and any other party with respect to the Property, except as reflected in the Permitted Title Exceptions (as defined below) and for the Lease and the Service Contracts (as defined below).

     4.3 Service Contracts. Listed on Exhibit B attached hereto and by this reference incorporated herein are all contracts and agreements relating to the management, maintenance and operation of the Property to which Seller is a party or which are binding upon Seller (collectively, the "Service Contracts"). All such Service Contracts shall be terminated by Seller on or prior to the date of Closing, unless Purchaser shall have elected to assume any of the Service Contracts, in which case Seller shall, to the extent the same are assignable by Seller, and subject to any consents required from third parties, transfer such Service Contracts to Purchaser at Closing and cooperate with Purchaser in obtaining any necessary consent to the transfer of such Service Contracts.

     4.4 No Other Agreements. Other than the Permitted Title Exceptions, the Lease and the Service Contracts, there are and shall be no leases, service contracts, management agreements or other agreements or instruments in force or effect that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all of any part of the Property from and after the date of Closing.

     4.5 Seller's Employees. There are no employees or agents of Seller engaged in the operation and maintenance of the Property to whom Purchaser shall have at or after Closing any obligation whatsoever, except for obligations arising on or after the date of Closing under any Service Contract which Purchaser elects to assume at Closing.

     4.6 Taxes. Seller has paid or caused to be paid all real estate taxes and personal property taxes pertaining to the Property due and payable through the date hereof. Seller agrees to submit to Purchaser promptly upon receipt copies of any and all new bills or

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notices pertaining to real estate or personal property taxes or assessments applicable to the Property which are received by Seller during the term of this Agreement.

     4.7 Governmental Permits and Compliance with Laws. To the best of Seller's knowledge, all governmental permits, licenses and certificates required for the current occupancy and use of the Property have been acquired and are in good standing, except those that do not have a material adverse effect on the occupancy and use of the Property. Seller has not received written notice of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property (or any part thereof) or with respect to the use, occupancy or construction thereof.

     4.8      Environmental Matters.

              4.8.1 Except as would not have a material adverse effect on the Property, its operations or its value, the Property is, and has been during the period of Seller's ownership or operation, in compliance with all Environmental Laws.

              4.8.2 There is no Litigation pending or, to the knowledge of Seller, threatened, before any court, governmental agency, or authority or other forum in which Seller or any BCS Company has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance of the Property (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, on, under, adjacent to or affecting (or potentially affecting) the Property, nor, to the knowledge of Seller, is there any reasonable basis for any Litigation of a type described in this sentence.

              4.8.3 During the period of (i) Seller's ownership or operation of the Property, or (ii) Tenant's operation of the Property, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or to the knowledge of Seller reasonably likely to affect) the Property, except as would not have a material adverse effect on the Property, its operations or its value. Prior to the period of (i) Seller's ownership or operation of any of the Property, or (ii) Tenant's operation of the Property to the knowledge of Seller, there were no releases of Hazardous Material in, on, under, or affecting any the Property, except as would not have a material adverse effect on the Property, its operations or its value.

     4.9 Litigation. There exists no actual or pending, and Seller has no knowledge of any threatened, litigation or proceeding by any organization, person, individual, or governmental board, commission, department, agency or instrumentality against Seller with respect to the Property or against the Property. Seller is not operating the Property under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or department, commission, board or instrumentality. There is no labor dispute, grievance, controversy or strike pending or threatened against Seller with respect to the Property.


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     4.10     The Lease.  There are no leases or other occupancy agreements with respect to the Land or the Improvements, other than an unwritten lease (the "Lease") pursuant to which Seller leases the Land and Improvements to Old Grist Mill Tavern, Inc. ("Tenant"). The Lease is in full force and effect, and has not been assigned or subleased in whole or in part in any manner whatsoever.

     4.11 Accuracy of Information. The information set forth herein and in the Exhibits hereto and the materials furnished and to be furnished to Purchaser by Seller pursuant to this Agreement is complete and accurate as to the subject matter thereof and does not omit to state or include any material information necessary to make such materials or information not misleading.

     Seller shall refrain, and shall cause Tenant to refrain, from taking any action which would cause any of the foregoing representations and warranties to become incorrect or untrue at any time prior to the date of Closing, and shall promptly notify Purchaser, in writing, of any event or condition known to Seller which occurs prior to Closing hereunder and which causes a material change in the facts relating to, or the truth of, any of the above representations and warranties. At the Closing, Seller shall reaffirm and restate such representations and warranties, subject to disclosure of any changes in facts or circumstances which may have occurred since the date hereof.

     Section 5. PURCHASER'S INSPECTION OF THE PROPERTY.

     Purchaser shall have the privilege at any time during the existence of this Agreement of going upon the Property, personally or through agents, representatives or designees, to inspect and examine the condition of the Property, to conduct surveys, to determine the compliance of the Land and Improvements as constructed with all federal, state and local laws, ordinances, rules and regulations applicable thereto and to conduct engineering or environmental tests or studies which it may deem necessary or desirable, provided that the same are reasonably related to the transactions contemplated hereby, do not interfere unnecessarily with normal operations of the Property, and are customary in scope for real estate transactions similar to the transactions contemplated by this Agreement (excluding the BCS Transactions). Seller shall also make available to Purchaser all existing books and records maintained by Seller or any property manager relating to the operation of the Property. Seller shall cooperate with such inspectors and further agrees to promptly provide Purchaser, its agents, employees, representatives or contractors with copies of any plans and specifications, permits, licenses, zoning approvals, certificates of occupancy, warranties, lien waivers, utility arrangements and other materials relating to the existing development and construction of the Property and the current ownership and occupancy thereof as shall be in the possession of Seller and as shall be reasonably requested from time to time. Purchaser shall pay all costs incurred in making any tests, surveys, analyses and investigations of the Property and shall indemnify and hold Seller harmless from and against any and all liens which may arise as a result of the activities of Purchaser or its agents, representatives or designees on the Property and against any and all claims for death or injury to persons or properties arising out of or as a result of Purchaser or its agents, representatives or designees

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going upon the Property pursuant to the provisions of this Section or otherwise.
Purchaser agrees to keep the results of such surveys, tests and studies confidential, and not to disclose the same to any third parties, other than Purchaser's officers, directors, employees, attorneys, consultants, accountants, agents and advisors whom Purchaser reasonably deems have a need to know the information contained therein.

     Section 6. TITLE AND SURVEY MATTERS.

     6.1 Seller's fee simple title to the Property is subject only to the matters listed in Exhibit C attached hereto (the "Permitted Title Exceptions").

     6.2 Notwithstanding anything to the contrary herein contained, Seller covenants and agrees that at or prior to Closing Seller shall (i) pay in full and cause to be canceled any loan security documents which encumber the Property (other than security documents securing the Mortgage Loan and assumed by Purchaser in connection with the Closing), (ii) pay in full and cause to be canceled and discharged or otherwise bond and discharge as liens against the Property all mechanics', contractors', tax and other liens which encumber the Property as of the date hereof or which may be filed against the Property after the date hereof and on or prior to the date of Closing, (iii) pay in full all due ad valorem taxes and assessments of any kind constituting a lien against the Property, subject to proration at Closing pursuant to Section 9.6 hereof, and
(iv) pay in full and cause to be canceled and discharged all judgments which have attached to and become a lien against the Property. In the event Seller fails to cause such liens and encumbrances to be paid and canceled at or prior to Closing, Purchaser shall be entitled to pay such amount to the holder thereof as may be required to pay and cancel same, and to credit against the Purchase Price the amount so paid.

     6.3 If the legal description prepared on the basis of a survey differs from the legal description attached hereto as Exhibit A, Seller shall, at Purchaser's request, execute and deliver to Purchaser at Closing a bargain and sale deed, in recordable form, containing a legal description of the Property based upon such survey.

     6.4 Seller shall, as soon as reasonably practicable, obtain at its sole expense and deliver to Purchaser an ALTA Commitment for Title Insurance (the "Commitment"), which Commitment shall reflect that Seller is the fee simple owner of the Property, subject to no exceptions other than Permitted Title Exceptions. Purchaser shall notify Seller of any objections to the exceptions reflected in such title commitments within twenty-one (21) days following the date on which Seller delivers the Commitment to Purchaser with copies of all recorded documents listed as exceptions therein..

       Section 7.    SELLER'S ADDITIONAL COVENANTS.

       Seller hereby further covenants and agrees as follows:

       7.1 No New Encumbrances. Without Purchaser's consent, which shall not be unreasonably withheld, from and after the date of this Agreement to the Effective Date,

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Seller shall not convey or encumber any portion of the Property or any rights therein, nor enter into any conveyance, security document, easement or other agreement granting to any person or entity any rights with respect to the Property or any part thereof, or any interest whatsoever therein, or any option with respect thereto, without the prior written consent of Purchaser.

     7.2 Operation and Maintenance. From and after the date of this Agreement to the Effective Date, Seller shall, and shall cause Tenant to, operate and maintain the Property, at its expense, in the same manner as Seller and Tenant have operated and maintained it prior to the date of this Agreement and shall deliver the Property to Purchaser at Closing in the same condition as on the date hereof, natural wear and tear (and damage by fire or other casualty if Seller elects to proceed with the purchase of the Property pursuant to
Section 11.1 or 11.2 hereof) excepted. Seller shall, and shall cause Tenant to, also use all reasonable efforts to preserve its relations with suppliers and others having business dealings with it with respect to the Property and shall, and shall cause Tenant to, pay in full at or prior to the date and time of Closing, all accounts payable of Seller, if any, with respect to the Property for any labor, services, materials or similar matters necessary to the operation and maintenance of the Property.

     7.3 Compliance with Governmental Requirements. From and after the date of this Agreement to the Effective Date, Seller shall, at its expense, comply with all requirements of all laws, orders, ordinances, rules and regulations of any governmental authority or agency or instrumentality thereof having jurisdiction over the Property or the use or occupancy thereof.

     7.4 Insurance. From and after the date of this Agreement to the Effective Date, Seller shall, at its expense, continue to maintain insurance policies providing coverages in at least the amounts and against the risks covered by the insurance policies maintained by Seller as of the date of this Agreement.

     Section 8. CONDITIONS.

     8.1 Purchaser's Conditions. The obligations of Purchaser under this Agreement are subject to fulfillment and satisfaction (or waiver in writing by Purchaser), at or prior to Closing, of each of the following conditions:

           8.1.1 Compliance with Agreement. Seller shall, as of the date and time for Closing, execute and deliver of all of the documents, instruments, papers and materials that are required by Section 9 hereof to be executed and/or delivered prior to or at the date and time of Closing.

           8.1.2 Reserved.

           8.1.3 Consummation of BCS Transactions. The transactions contemplated by the Merger Agreement (collectively, the "BCS Transactions") shall have been



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      consummated, or shall be consummated substantially contemporaneously with the Closing.

           8.1.4 Assumption of Mortgage Loan. The lender under the Mortgage Loan shall have consented to the transfer of the Property to Purchaser and the assumption by Purchaser of Seller's obligations thereunder.

     If, by the date and time of Closing, any of the foregoing conditions is not performed or satisfied for any reason whatsoever or, alternatively, is not expressly waived by Purchaser in writing, Purchaser shall, in addition to any other remedies it may be entitled to hereunder, have the right to terminate this Agreement and, in the event any such failure of condition is the result of Seller's default in the performance of its obligations and agreements hereunder, then Purchaser shall have the rights and remedies set forth in
Section 10.2 hereof.

     8.2 Seller's Conditions. The obligations of Seller under this Agreement shall be subject to fulfillment and satisfaction (or waiver in writing by Seller), at or prior to Closing, of each of the following conditions:

           8.2.1 Compliance with Agreement. Purchaser shall, as of the date and time of Closing, execute and deliver of all of the documents, instruments, papers and materials described in Section 9 hereof to be executed and/or delivered at or prior to the date and time of Closing; and

           8.2.2 Delivery of Longhorn Stock. Purchaser shall deliver to Seller at the date and time of Closing all shares of Longhorn Stock required by this Agreement so to be delivered by Purchaser at Closing.

           8.2.3 Assumption of Mortgage Loan. Purchaser shall have assumed all of Seller's liabilities, duties and obligations under the Mortgage Loan.

           8.2.4 Consummation of BCS Transactions. The BCS Transactions shall have been consummated, or shall be consummated substantially contemporaneously with the Closing.

           8.2.5 Consent to Assumption of Mortgage Loan. The lender under the Mortgage Loan shall have consented to the transfer of the Property to Purchaser and the assumption by Purchaser of Seller's obligations under the Mortgage Loan. In the event that the lender under the Mortgage Loan does not release Seller from its obligations under the Mortgage Loan (Seller hereby agreeing that no such release shall be a condition to Seller's obligation to close the transactions contemplated hereby), Purchaser hereby shall indemnify and hold Seller harmless from and against any and all liabilities, claims and causes of actions arising after the date of the Closing and caused by Purchasers default under the documents evidencing and securing the Mortgage Loan, and not caused, directly or indirectly, by Seller's action or inaction.


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     If by the date and time of Closing, any of the foregoing requirements or conditions of Seller is not fully performed or satisfied or, alternatively, is not expressly waived in writing, Seller shall have no obligation to consummate the transaction described herein and, in addition, Seller shall have such remedies as are described in Section 10.1 below in the event any such failure of condition is the result of Purchaser's default in the performance of its obligations and agreements hereunder.

     Section 9. CLOSING.

     9.1 Closing Date. The closing of the purchase and sale of the Property (the "Closing") shall be held substantially contemporaneously with the consummation of the BCS Transactions, at the same location, but shall not be effective until the Effective Time.

     9.2 Deliveries by Seller at Closing. Seller shall deliver to Purchaser at Closing the following documents (all of which shall be duly executed, witnessed and notarized where required):

           9.2.1 A Quitclaim Deed with quitclaim covenants (the "Quitclaim Deed") conveying fee simple title to the Land and the Improvements thereon to Purchaser, free and clear of all liens, encumbrances, easements, and restrictions, except for the Permitted Title Exceptions, in a form typically used in arms-length transactions in Massachusetts and reasonably satisfactory to Purchaser and Seller in form and substance;

           9.2.2 A Bargain and Sale Deed (without any covenants) as described in Section 6.3 above, if requested by Purchaser, in form and substance reasonably satisfactory to Purchaser and Seller;

           9.2.3 A Bill of Sale and Blanket Transfer and Assignment whereby Seller shall convey to Purchaser all of Seller's right, title and interest in and to the Tangible Personal Property and the Intangible Personal Property, substantially in the form attached hereto as Exhibit D;

           9.2.4 A certificate restating and reaffirming Seller's representations and warranties and confirming the performance of Seller's covenants, substantially in the form used by BCS in connection with the consummation of the BCS Transactions (which certificate may disclose (i) changes after the date hereof, (ii) inaccuracies in the representations and warranties set forth herein and (iii) Seller's failure to perform covenants, provided that such disclosures shall not limit Purchaser's remedies hereunder for breaches of the original representations and warranties set forth herein);

           9.2.5 An affidavit from Seller certifying that Seller is not a "foreign person" as defined in, and in compliance with, Section 1445 of the Internal Revenue Code of 1986, as amended, reasonably satisfactory to Purchaser in form and substance;


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           9.2.6 A title affidavit executed by Seller and in form and substance reasonably satisfactory to the Title Company and Purchaser and containing the representations which the Title Company and Purchaser shall reasonably require in order to issue its owner's title insurance policy insuring Purchaser's fee simple title to the Property free of exceptions other than the Permitted Title Exceptions;

           9.2.7 If required or advisable under Massachusetts law and practice, an affidavit certifying that no commission is due any commercial real estate broker acting as agent for Seller, in form and substance reasonably acceptable to Purchaser and Seller;

           9.2.8 A closing statement mutually agreeable to Seller and Purchaser.

     9.3 Additional Deliveries by Seller. In addition to the documents described in Section 9.2 above, Seller shall deliver to Purchaser at Closing the following additional materials:

              9.3.1 All such plans and specifications, site plans, building and development permits, certificates of occupancy, operating permits and other documents as shall be in the possession of or otherwise available to Seller and which relate to the development, construction, governmental compliance, occupancy or operation of the Property; and

              9.3.2 Possession of the Property shall be delivered by Seller to Purchaser at Closing, subject to the Lease.

     9.4 Deliveries by Purchaser at Closing. At Closing, Purchaser shall deliver to Seller the following documents and materials (all of which shall be duly executed, witnessed and notarized where appropriate):

              9.4.1  Shares of Longhorn Stock, calculated in accordance with
                     Section 3 hereof, free and clear of all liens and encumbrances whatsoever (other than any restrictions under any federal, state or local securities or "blue sky" laws);

              9.4.2 If required or advisable under Massachusetts law and practice, an affidavit certifying that no commission is due any commercial real estate broker acting as agent for Purchaser, in form and substance reasonably acceptable to Seller and Purchaser; and

              9.4.3 A closing statement mutually agreeable to Seller and Purchaser.

     9.5 Closing Costs. Purchaser shall pay all costs and expenses of all inspections and any survey which the Purchaser obtains with respect to the Property, all recording and


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



notary fees, the fees and expenses of Purchaser's attorneys, and all other costs incurred by the Purchaser. Seller shall pay the costs of any and all transfer and stamp and similar taxes on the Quitclaim Deed. and any bargain and sale deed and any other similar types of taxes required by the Commonwealth of Massachusetts, the fees and expenses of Seller's attorneys, the cost of the title commitment obtained by Seller hereunder and all other costs incurred by the Seller.

     9.6 Prorations. Seller and Purchaser shall prorate, in a manner customary in the Commonwealth of Massachusetts taxes, assessments and utility charges related to the Property based upon the most current information available at Closing, with an agreement to adjust such prorations subsequent to Closing based upon final accurate information.

     9.7 Further Assurances. After Closing, the parties shall deliver to each other any additional materials which are necessary to further assure the consummation of the purchase and sale contemplated herein on the terms described herein. From and after Closing, each party shall afford to the other reasonable access to any information in its possession concerning the operations of the Property (including the right to copy the same at the expense of the party desiring the copy) for purposes of ascertaining post-Closing adjustments, tax examinations or audits, or other similar purposes.

     Section 10.     DEFAULT.

     In the event of a willful breach by Purchaser in the performance of its obligations and agreements under the terms of this Agreement that is not cured, Seller may, as Seller's sole and exclusive remedy, recover from Purchaser any costs or damages suffered or incurred by Seller as a result of such default.

     Seller's remedies under this Section 10 above shall survive any termination of this Agreement.


     10.2 Default by Seller. In the event of default by Seller in performance of its obligations or agreements under the terms hereof, Purchaser may, at Purchaser's sole election, and as Purchaser's sole and exclusive remedies:

              10.2.1 obtain specific performance of this Agreement against
                     Seller and recover from Seller the costs incurred by Purchaser in so obtaining such specific performance, such costs to be recovered only in accordance with Section 14 hereof; and/or


              10.2.2 ,if such default of Seller constitutes a willful breach and is not cured, recover from Seller, any costs or damages suffered or incurred by Purchaser as a result of such default, but only in accordance with Section 14 hereof.



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     Purchaser's remedies under Section 10.2.2 above shall survive any termination of this Agreement.

     Section 11.     CONDEMNATION OR DESTRUCTION.

     11.1 Condemnation. Seller hereby represents and warrants that Seller has no knowledge of any action or proceeding pending or instituted for condemnation or other taking of all or any part of the Property by friendly acquisition or statutory proceeding. Seller agrees to give Purchaser immediate written notice of such actions or proceedings that may result in the taking of all or a part of the Property. If prior to Closing all or any material part of the Property is subject to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation, or sale in lieu thereof, and such action or proceeding would, or be reasonably likely to, give Longhorn the right to elect not to consummate the BCS Transactions, then Purchaser, by notice to Seller given within twenty (20) calendar days of Purchaser's receiving actual notice of such threat, condemnation or taking, may elect to terminate this Agreement.

     11.2 Damage or Destruction. If prior to Closing all or any material part of the Property is damaged or destroyed by any cause, Seller shall immediately notify Purchaser in writing of the nature and extent of such damage and destruction, and, if such damage or destruction would, or be reasonably likely to, give Longhorn the right to elect not to consummate the BCS Transactions, then Purchaser shall have the right, exercised by written notice to Seller given within twenty (20) calendar days of Purchaser's receiving Seller's notice of such damage or destruction, to terminate this Agreement.

     11.3 Termination. If this Agreement is terminated as a result of the provisions of either Section 11.1 or Section 11.2 hereof, neither party hereto shall have any further rights or obligations under this Agreement whatsoever, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement.

     11.4 Awards and Proceeds. If Purchaser does not elect to terminate this Agreement following any notice of a threat of or taking by condemnation or of damage or destruction to the Property, as provided above, this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments. At Closing, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any insurance claims or any awards, payments or insurance proceeds that have been or that may thereafter be made for any such taking or sale in lieu thereof, or for any such damage or destruction; provided, however, that such rights and sums transferred to Purchaser shall be limited to the Purchase Price, less any such rewards, payments or proceeds theretofore used for restoration of the Property pursuant to a plan of restoration approved in writing by Purchaser.

     Section 12.     ASSIGNMENT.

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

     Section 13.     BROKERS' COMMISSIONS.

     Seller and Purchaser each represent and warrant to the other that neither has employed, retained or consulted any broker, agent or finder in carrying on the negotiations in connection with this Agreement or the purchase and sale referred to herein, and Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys' fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission or other compensation arising by reason of the indemnitor's breach of this representation and warranty. This Section 13 shall survive the Closing or any termination of this Agreement.

     Section 14.     INDEMNIFICATION.

     14.1 Subject to the terms and conditions of this Section 14, Seller agrees to indemnify and hold harmless Purchaser, from and against any and all assessments, losses, damages (including special and consequential damages incurred by third party claims claimants), liabilities, and out of pocket costs and expenses, including without limitation, interest, penalties, cost of external investigation (i.e., not including cost of employees of Purchaser) and defense, and reasonable attorneys' and other professional fees and expenses paid, suffered or incurred by Purchaser within the later period of (i) one (1) year following the Effective Time or (ii) first publication by Purchaser of audited consolidated financial statements covering an accounting period after the date of the Closing for those items that would be expected to be encountered in the audit process, and resulting from, based upon, or arising out of:

              14.1.2 the inaccuracy, untruth or incompleteness of any
                     representation or warranty of Seller contained in or made pursuant to this Agreement; or

              14.1.3 a breach of or failure to perform any covenant or agreement of Seller made in this Agreement.

Provided, that the right to indemnification shall extend beyond such period with respect to any claim for which written notice was given to Seller during such period but shall expire on the expiration of the applicable statutes of limitations unless an action has been brought with respect thereto.

     14.2 An indemnification claim shall be made by Purchaser by delivery of a written notice to Seller requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought and the amount for which indemnification is sought.

     14.3 Seller shall have thirty (30) days to object to an indemnification claim by delivery of a written notice of such objection to Purchaser specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the indemnification claim by Seller, and the indemnification claim shall be paid in accordance with Section
14.4 hereof. If an objection is timely interposed by Seller, then Purchaser and Seller shall negotiate in good faith for a period of sixty (60) business days from the date Purchaser receives such objection prior to commencing any formal legal action, suit or proceeding with respect to such indemnification claim.

     14.4 Upon final determination of the amount of an indemnification claim, whether by agreement between Seller and Purchaser or by an arbitration award or other adjudication, Seller shall pay the amount of such indemnification claim within ten (10) days of the date such amount is finally determined and all relevant appeal periods have expired. Payment shall be made by delivery to Purchaser of shares of Longhorn Stock free and clear of all liens and encumbrances whatsoever (other than any restrictions under any federal, state or local securities or "blue sky" laws), which shares shall be valued for such purpose at the mean average of the last high and low sale price of Longhorn Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, such price to be appropriately adjusted for changes in the number of shares of Longhorn Stock outstanding as a result of a stock split, stock dividend, or similar recapitalization occurring after the Effective Time and before the delivery of such shares to Purchaser.

     14.5 Upon payment in full of any indemnification claim, Seller shall be subrogated to the extent of such payment to the rights of Purchaser against any person or entity with respect to the subject matter of such indemnification claim.

     14.6 Notwithstanding any other provision hereof, in no event shall the obligation of Seller to indemnify Purchaser pursuant to this Section 14 exceed the aggregate value of the total number of shares of Longhorn Stock issued to Seller pursuant to this Agreement valued at the mean average of the last high and low sale price of such Longhorn stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective time.

     Section 15.     NOTICES.

     All notices, demands, and any and all other communications which may be or are required to be given to or made by either party to the other in connection with this

Agreement shall be in writing and shall be deemed to have been properly given if delivered by hand, sent by registered or certified mail, return receipt requested, or by recognized overnight courier service or by facsimile transmission to the addresses or numbers set out below or at such other addresses or numbers as may be specified by written notice and delivered in accordance herewith. Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of delivery as provided above as evidenced by signed receipt therefor or facsimile confirmation thereof.


       SELLER:                        Edward P. Grace, III
                                      c/o Bugaboo Creek Steak House, Inc.
                                      1275 Wampanoag Trail
                                      East Providence, Rhode Island 02915
                                      Telecopy No. 401-433-5986

       And to:                        Samuel J. Orr, Jr.
                                      c/o Bugaboo Creek Steak House, Inc.
                                      1275 Wampanoag Trail
                                      East Providence, Rhode Island 02915
                                      Telecopy No. 401-433-5986

       With a copy to:                Margaret D. Farrell, Esq.
                                      Hinckley, Allen & Snyder
                                      1500 Fleet Center
                                      Providence, Rhode Island  02903
                                      Telecopy No. (401) 277-9600

       PURCHASER:                     Whip Pooling Corporation
                                      8215 Roswell Road, Building 200
                                      Atlanta, Georgia  30350
                                      Attention:  Richard E. Rivera

       With a copy to:                William H. Avery, Esq.
                                      Alston & Bird
                                      One Atlantic Center
                                      1201 West Peachtree Street
                                      Atlanta, Georgia 30309-3424
                                      Telecopy No. (404) 881-7777

       Section 16.   MISCELLANEOUS.


     16.1 Survival. All provisions herein and all obligations of Purchaser and Seller pursuant to this Agreement which are to be performed or apply to circumstances subsequent to the Closing, and every indemnity contained herein, shall survive the Closing and shall not be merged into any instrument or conveyance delivered at Closing. All representations and warranties of Seller contained in this Agreement (and in any certificate or other instrument delivered by or on behalf of Seller pursuant hereto or in connection with the transaction contemplated hereby) shall be effective as of the date of such representations or warranties and shall survive the Closing.

     16.2 Construction; Joint and Several Liability. This Agreement shall be construed and interpreted under the laws of the State of Delaware. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. Whenever the masculine, feminine or neuter gender is used herein, it shall equally include the others, as appropriate. References to Seller shall be deemed to refer to each person constituting Seller, both individually and in the aggregate. The liabilities, duties and obligations of each person constituting Seller hereunder are joint and several.

     16.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

     16.4 Remedies Cumulative. Except as provided in Sections 10.1 and 10.2 above, all rights, powers and privileges conferred hereunder upon the parties in any specific Section shall be cumulative but not restrictive of those given in other Sections of this Agreement and by law.

     16.5 No Waiver. No failure of either party to exercise any power given either party hereunder or to insist upon strict compliance by either party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

     16.6 Time of Essence. Time is of the essence in complying with the terms, conditions and agreements of this Agreement.

     16.7 Entire Agreement. This Agreement contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

     16.8 Binding Effect. Subject to Section 12 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

     16.9 Saturdays, Sundays, Legal Holidays. If the time period by which any right, option, or election provided under this Agreement must be exercised or by which any acts or payments required hereunder must be performed or paid, or by which the Closing must be held, expires on a Saturday, Sunday, legal or bank holiday (any other day being a "business day" for all purposes in this Agreement), then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

     16.10 Amendments. Any amendment to this Agreement shall not be binding upon any of the parties to this Agreement unless such amendment is in writing duly executed by each of the parties affected thereby.

     16.11 Exhibits. All Exhibits attached hereto are incorporated herein by reference and made a part of this Agreement as if fully set forth herein.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed under seal by their respective duly authorized representatives as of the date and year first above written.


                                   SELLER:


                                   /s/ Edward P. Grace, III
                                   ------------------------------(SEAL)
                                   Edward P. Grace, III


                                   /s/ Samuel J. Orr, Jr.
                                   ------------------------------(SEAL)
                                   Samuel J. Orr, Jr.
                                   By: David Rizzo as Attorney-in-Fact

                                   PURCHASER:


                                   WHIP POOLING CORPORATION



                                   By: /s/ Richard E. Rivera
                                      ---------------------------------------

                                   Printed Name: Richard E. Rivera
                                                -----------------------------
                                   Title: President & CEO
                                         ------------------------------------

                    EXHIBIT A TO PURCHASE AND SALE AGREEMENT

                               LEGAL DESCRIPTION

                                   EXHIBIT A


That certain tract of parcel of land with all buildings and improvements thereon, situated at the intersection of Fall River Avenue and Arcade Avenue, in the Town of Seekonk, commonwealth of Massachusetts, and bounded and described as follows:

Beginning at the property line intersection of Fall River Avenue (Mass. Highway 114-A) and Arcade Avenue, said intersection being the southern most part of the parcel herein described:

thence running northeasterly along Arcade Avenue Three Hundred Fifty-five and 61/100 (355.61) feet to land now on formerly of Joseph A. and Marion F. Krawczyk;

thence turning an interior angle of 90 (degree)-00'-00" and running northwesterly along said KRAWCZYK property One Hundred Two and 48/100 (102.48) feet;

thence turning an interior angle of 263 (degree)-19'-00" and running northeasterly One Hundred and 97/100 (100.97) feet to a point;

thence turning an interior angle of 167 (degree-31'-00" and running still in a northeasterly direction One Hundred Five and 80/100 (105.80) feet to a point;

thence turning an interior angle of 162 (degree)-58'-00" and running northerly One Hundred Twenty-three and 65/100 (123.65) feet to the northwest corner of property now on formerly of ROYAL I.R. and MIRIAM W. POYTON, the last three corners described bounding easterly on said KRAWCZYK property;

thence turning an interior angle of 45 (degree)-45'-34" and running southwesterly Six Hundred Fifty-seven and 77/100 (657.77) feet to a point in the easterly line of Fall River Avenue;

thence turning an interior angle of 84 (degree)-16'-51" and running southeasterly along Fall River Avenue Two Hundred Forty-eight (248.00) feet, more or less, to a point in the easterly line of Fall River Avenue;

thence turning an interior angle of 169 (degree)-36'-05" and running along
Fall River Avenue Eighty-four and 34/100 (84.34) feet to the point and place of beginning.

This parcel contains approximately 3.21 Acres.

                    EXHIBIT B TO PURCHASE AND SALE AGREEMENT

                               SERVICE CONTRACTS

                    EXHIBIT C TO PURCHASE AND SALE AGREEMENT

                           PERMITTED TITLE EXCEPTIONS



      1.   Taxes and assessments not yet due and payable.

      2.   Rights of the Tenant, as a tenant only, under the Lease.

      3. Easements, covenants, restrictions, encumbrances and agreements of record which, both individually and in the aggregate, do not have a material adverse effect on the Property, its operations or its value.

      4.   The documents and instruments securing the Mortgage Loan.

                    EXHIBIT D TO PURCHASE AND SALE AGREEMENT

                BILL OF SALE AND BLANKET TRANSFER AND ASSIGNMENT


     THIS BILL OF SALE is made and entered into as of the [DATE 2], by and between EDWARD P. GRACE, III and SAMUEL J. ORR, JR. (hereinafter referred to as "Seller") and WHIP POOLING CORPORATION, a Georgia corporation (hereinafter referred to as "Purchaser").

                              W I T N E S S E T H:

     Seller and Purchaser hereby stipulate that the following facts form the basis for this Bill of Sale:

     Substantially contemporaneously herewith, Seller is conveying to Purchaser the real property (the "Real Property") described on Exhibit A attached hereto and incorporated herein by this reference pursuant to that certain Purchase and Sale Agreement by and between Seller and Purchaser dated as of the [DATE] (the "Agreement");

     In connection with the conveyance of the Property to Purchaser, Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller certain personal property.

     NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller has granted, bargained, sold, assigned, transferred, conveyed and delivered, and by these presents does grant, bargain, sell, assign, transfer, convey and deliver unto Purchaser, its successors and assigns, the Tangible Personal Property and the Intangible Personal Property, each as defined in the Agreement (collectively, the "Personal Property").

     TO HAVE AND TO HOLD the aforesaid Personal Property unto Purchaser, its successors and assigns, forever.

     Seller will warrant and forever defend the right and title to the Personal Property unto Purchaser against the claims of all persons whomsoever.

     Seller, for itself and its successors and assigns, covenants and agrees that in the event there is any Personal Property otherwise covered by this Bill of Sale which cannot be transferred or assigned by it without the consent of or notice to a third party and with respect to which any necessary consent or notice has not at the date of delivery of this Bill of Sale been given or obtained, the beneficial interest in and to, and the obligations and liabilities under, the same shall in any event pass hereby to Purchaser, as of the date hereof, who shall perform all such obligations and assume all such liabilities; and Seller, for itself and its successors and assigns, covenants and agrees (i) to hold, and hereby declares that it holds, such Personal Property in trust for and for the benefit of Purchaser, its successors and assigns, (ii) to use all reasonable efforts to obtain and secure a valid transfer or transfers of such Service Contracts and Intangible Property, (iii) to use all reasonable efforts to make or complete such transfers as soon as reasonably possible and (iv) to hold Purchaser harmless from any and all damages and liabilities incurred as a result of such lack of consent.

     THE PERSONAL PROPERTY IS CONVEYED AS-IS, WHERE-IS, WITH ALL FAULTS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     IN WITNESS WHEREOF, Seller and Purchaser have executed this Bill of Sale as of the date and year first above written.


                                   SELLER:



                                   ---------------------------------(SEAL)
                                   Edward P. Grace, III




                                   ---------------------------------(SEAL)
                                   Samuel J. Orr, Jr.



                                   PURCHASER:


                                   WHIP POOLING CORPORATION



                                   By:
                                      ------------------------------------
                                   Printed Name:
                                                --------------------------
                                   Title:
                                         ---------------------------------


                                     - 2 -